CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 16th day of December, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is a joint owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and is acting as agent on behalf of the other joint owner of the Work ("***Co-Owner***") and has the authority to enter into this Purchase Agreement and sell the Work on behalf of itself and Co-Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of itself and Co-Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller, on behalf of itself and Co-Owner, agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT.

2.1. The purchase price for the Work is One Million One Hundred Thousand U.S. Dollars (USD $1,100,000.00) (the "***Purchase Price***"). The "***Closing Date***" shall mean the date upon which Agent or Buyer pays the Purchase Price to Seller and Seller receives the Purchase Price in full and cleared funds.

2.2. Prior to the execution of this Purchase Agreement by all parties, the Bank (as defined below) shall provide written confirmation to the satisfaction of Agent that through payment of the Purchase Price directly to Seller, a full and unconditional release of any outstanding lien, claim or encumbrance on the Work held by the Bank shall be released, as evidenced by the Release letter in the form attached hereto as Exhibit D (the "***Release Letter***"). Seller confirms that it will inform the Bank in writing upon receipt of the full Purchase Price and will confirm to Agent delivery of such notice to the Bank in email.

2.3. Assuming timely receipt of the Release Letter and execution of this Purchase Agreement, the full Purchase Price shall be paid on or before December 31, 2022. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by a designated representative on behalf of Buyer and a designated representative on behalf of Seller prior to payment to Seller. Agent and Buyer are solely responsible for any and all sales and use taxes, VAT, and customs duties, tariffs, and fees due in connection with Buyer's purchase and receipt of the Work. Seller and Co-Owner are each responsible for any and all income taxes due by Seller or Co-Owner, respectively, in connection with Seller's and Co-Owner's sale of the Work.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent, on behalf of itself and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Co-Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date (except as otherwise indicated below), that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Co-Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form

annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller and Co-Owner are the sole legal owners of the Work and have good and marketable title to the Work.

3.1.4. The Work is not and through the Closing Date shall not be subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"), except for the first priority security interest and lien held by JPMorgan Chase Bank, N.A. (the "***Bank***") against the Work. On the Closing Date, following Seller's receipt of the Purchase Price in full and cleared funds, the Work will not be subject to or the subject of any Claims by the Bank or any other third-party. Neither Seller nor Co-Owner has any knowledge of any facts or circumstances likely to give rise to any Claims, except for the Bank's first priority security interest in and lien on the Work.

3.1.5. Neither Seller nor Co-Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Co-Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. On the Effective Date and the Closing Date, the condition of the Work is as described in the condition report attached hereto as Exhibit A (the "***Condition Report***").

3.1.7. To the best of Seller's and Co-Owner's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been acquired or used by Seller and Co-Owner and the Purchase Price funds will not be used by Seller and Co-Owner to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. Seller, on behalf of itself and Co-Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all third-party demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Agent or Buyer arising by reason of, or in connection with, the material uncured breach by Seller or Co-Owner of any provision of this Purchase Agreement, or the actual falsity or material inaccuracy of any representation or warranty by Seller or Co-Owner contained in this Section 3. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Co-Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Co-Owner as well as all reasonable attorney or other professional fees and other reasonable, documented costs, fees and expenses, suffered or incurred by, or asserted against Seller or Co-Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement. Notwithstanding anything to the contrary in this Section 3.2, neither Seller nor Co-Owner shall be responsible for any amounts under this Section 3.2 that are duplicative as between Agent and Buyer in their capacity as related parties.

3.3. Other than as specifically represented and warranted under this Purchase Agreement, Agent on behalf of Buyer is purchasing the Work "**AS IS**," without any representations and warranties, express or implied, including without limitation, representations or warranties as to value, condition, quality, rarity, importance, provenance, exhibitions, literature or historical relevance.

3.4. Agent, on behalf of itself and Buyer, represents and warrants to Seller and Co-Owner that the Purchase Price funds have not been used and the Work will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country. Agent, on behalf of itself and Buyer, does hereby agree to indemnify, defend and hold Seller and Co-Owner free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted against Seller or Co-Owner as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted against Seller or Co-Owner arising by reason of, or in connection with the material uncured breach by Agent or Buyer of any provision of this Purchase Agreement, or the actual falsity or inaccuracy of any representation or warranty by Agent contained in this Purchase Agreement.

3.5. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer, but not to any subsequent owners or others who may acquire any interest in the Work. Notwithstanding anything to the contrary herein, Seller's and Co-Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of four (4) years from the Closing Date.

4. CARE OF THE WORK.

4.1. The Work is currently located at Seller's premises located at [***] (the "***Current Location***"). Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall notify Agent in writing prior to any relocation of the Work, except as agreed to by the parties in writing.

4.2. Seller agrees to ensure that an appropriate environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. Following the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE.

5.1. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy, subject to standard exclusions, for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Subject to 5.2 below, risk of loss to the Work shall transfer from Seller to Buyer upon Seller's delivery, and Buyer's warehouse agent's receipt, of the Work at the Delivery Location. On the Closing Date, following Seller's receipt of the Purchase Price in full and cleared funds, Seller shall provide Agent with a certificate of insurance for the Work naming Buyer as additional insured and loss payee in the amount of the Purchase Price.

5.2. Notwithstanding anything to the contrary in this Purchase Agreement, in the event of any loss or damage to the Work on or following the Closing Date until risk of loss to the Work is transferred to Buyer in accordance with Section 5.1, Agent agrees that Agent's and Buyer's sole remedy, to the exclusion of any other remedy available under the law, shall be payment for such loss or damage in the amount determined by Seller's insurance provider, and, upon Buyer's receipt of such amount, Agent and Buyer shall irrevocably release and discharge Seller, Co-Owner and Seller's and Co-Owner's principals, shareholders, officers, managers, members, affiliates, employees, shippers, insurers and agents, on Agent's and Buyer's behalf, and on behalf of any insurer Agent or Buyer may have, from all liability for loss or damage to the Work resulting from any cause whatsoever.

6. TITLE. On the Closing Date, subject only to Agent's or Buyer's payment, and Seller's receipt, of the full Purchase Price in accordance with this Purchase Agreement, Seller, on behalf of itself and Co-Owner, shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date if requested by Agent or Buyer, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other material evidence of title or authenticity in the possession of Seller (if any). Seller shall

be solely responsible for remitting any and all applicable sale proceeds due to Co-Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days after the Closing Date, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, located at 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall pay all costs and be responsible for arranging crating, packing, shipping and insuring of the Work from its current location to the Delivery Location and insuring the Work until risk of loss transfers to Buyer in accordance with Section 5.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Co-Owner as a result of the transaction contemplated by this Purchase Agreement. Neither Seller nor Co-Owner shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. As between the parties, Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby (if applicable), and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent, if applicable.

9. INSPECTION. Buyer, or Agent on behalf of Buyer, inspected the Work at the Current Location on December 16, 2022 and confirmed the condition of the Work matched the condition reflected in the Condition Report. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work at Agent's or Buyer's expense to confirm the condition of the Work substantially matches the condition reflected in the Condition Report for insurance purposes.

10. TERMINATION WITH CAUSE.

10.1. Prior to the Closing Date, in the event of: (i) a material breach of this Purchase Agreement by Seller that cannot be reasonably cured within ten (10) business days of Agent or Buyer's notice to Seller; (ii) the actual breach of the representations and warranties in Section 3.1.2 (authenticity) and Section 3.1.3 (ownership and title); or (iii) the falsity or material inaccuracy of any of Seller's other representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement (if any).

10.2. After the Closing Date, in the event of a material breach of any of the representations and warranties in this Purchase Agreement by Seller on behalf of itself and Co-Owner, within the applicable statute of limitations period: (x) Buyer shall have the right to cancel the sale of the Work, and Seller shall, within thirty (30) days of notice from Buyer, repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement; and (y) upon receipt of the Purchase Price, Buyer will return the Work to Seller in the same condition in all material respects as of the delivery of the Work to Buyer, unless prevented by law from doing so. Notwithstanding anything herein to the contrary, after the Closing Date, Agent and Buyer shall not have the right to terminate this Purchase Agreement and cancel the purchase of the Work due to any change in the condition of the Work.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Co-Owner, and Agent, on behalf of itself and Buyer, agree that Buyer and Co-Owner are third-party beneficiaries of this Purchase Agreement. The terms

of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller and Agent may not assign this Purchase Agreement without the prior written consent of the other party. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

Bill To:
Masterworks Gallery, LLC
as agent for Masterworks Cayman, SPC,
acting on behalf of its Gallery Segregated
Portfolio
225 Liberty Street, 29th floor
New York, NY 10281

Invoice #[***]
November 14, 2022

Ship To:
UOVO Delaware
101 Lake Drive
Newark, DE 19702

INVOICE

KEITH HARING $1,100,000.00
Untitled (Knokke #3), 1987
Oil on canvas
39 1/4 x 39 1/4 inches (99.5 x 99.5 cm)
Signed and dated *87 HARING ©* (right edge); further
signed, titled, and dated *K. Haring JUN 23-87 ©⊕*
"KNOKKE #③" (on the overlap)
(Inv# KH 18.1528)

Subtotal:	$1,100,000.00
No sales tax, shipped out of state:	$0.00
US$ Total:	**$1,100,000.00**

Payment due on or before December 31, 2022. Time is of the essence with regard to payment. Please remit via wire transfer to [***], as follows:

Account name: [***]
Account number: [***]
Bank: JP Morgan Chase, 270 Park Avenue, New York, NY 10017-2014
SWIFT: [***]
ABA: [***]

This invoice is subject to the certain Purchase Agreement dated Dec. 16, 2022 for the work.

This Agreement shall be construed in accordance with the laws of the State of New York and the parties consent to the personal jurisdiction of the courts of the State of New York (state or federal as appropriate) for all purposes in connection with this Agreement.

THANK YOU

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Keith Haring	(the "Work")
Title:	*Untitled (Knokke #3)*	
Medium:	Oil on Canvas	
Size:	39.25 x 39.25 in. (99.69 x 99.69 cm.)	
Date:	1987	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	$1,100,000.00	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession to the Work and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Buyer's agent, Masterworks Gallery, LLC, dated December 16, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____

BY:
ITS:

EXHIBIT D

RELEASE LETTER

(ATTACHED)